Exhibit 99.1

Section 2: EX – 99.1 (PRESS RELEASE)
Filed by Orrstown Financial Services, Inc. Commission File No.: 033-18888

For Immediate Release

Contact:

Mark G. Bayer

Vice President, Director of Marketing

P: 717.530.3545

F: 717.532.4143

E: mbayer@orrstown.com

THOMAS R. QUINN, JR. ELECTED ORRSTOWN PRESIDENT

Shippensburg, PA (May 6, 2009) Following the Annual Meeting of Shareholders held Tuesday, May 5, 2009, the Board of Directors of Orrstown Financial Services, Inc. announced that Thomas R. Quinn, Jr. has been appointed President and Chief Executive Officer of the Company and of its subsidiary, Orrstown Bank. Mr. Quinn, who succeeds Kenneth R. Shoemaker, was also appointed to the Boards of Directors of both Orrstown Financial Services, Inc. and Orrstown Bank. He will fill the unexpired term of Denver L. Tuckey who retired as a Director after the Annual Meeting.

It was also announced that Mr. Mark K. Keller was appointed to the Board of Directors of Orrstown Financial Services, Inc. to fill the unexpired term of Peter C. Zimmerman, whose resignation as a Director was accepted at the Board’s Reorganization Meeting. Mr. Keller, who is a member of the Pennsylvania House of Representatives, will continue to serve on the Board of Directors of Orrstown Bank to which he was elected in 2008.

Mr. Quinn began his employment with Orrstown on March 2, 2009 as President Elect. Prior to joining the Company, Mr. Quinn served most recently as President and Chief Executive Officer of Fifth Third Bank’s South Florida Affiliate. Before joining Fifth Third, Mr. Quinn was associated with Citigroup in a variety of executive positions. Tom’s wife Meredith and their five children will be relocating to the area upon the completion of the 2009 school year.

Kenneth R. Shoemaker served the Company and Bank as President and Chief Executive Officer for twenty-two years having been appointed in 1987. Under his leadership the bank grew from $73 million in assets to more than $1 billion and increased its market presence from three to twenty-one offices serving Cumberland, Franklin and Perry Counties in Pennsylvania and Washington County, Maryland. During recent years the Company has consistently been recognized as one of the best performing publicly traded banks in the country. Mr. Shoemaker will continue to serve Orrstown as President Emeritus, Corporate Secretary and as a member of the Boards of Directors of the Company and the Bank.

Denver L. Tuckey served as a Director since 1995. He was also Corporate Secretary and chaired the bank’s Property Committee. Commenting on these announcements, Joel R. Zullinger, Chairman of the Board stated: “We are delighted with the appointment of Tom Quinn as President and Chief Executive Officer and are confident that his experience and leadership will help take this company to a new level over the next few years. We congratulate Ken Shoemaker on his retirement and thank him for the substantial contributions he made to this company. We also thank Denver Tuckey and Pete Zimmerman for their dedicated Board service.”

With over $1 billion in assets, Orrstown Financial Services, Inc. and its subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is quoted on the NASDAQ Capital Market under the symbol ORRF.

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